Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 1-646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Full-Year and
Fourth Quarter 2013 Financial Results

Company Announces Revised Strategy to Achieve Profitability

Center Valley, PA – August 19, 2013 – TechPrecision Corporation (OTC Bulletin Board: TPCSE) (“TechPrecision” or “the Company”), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the alternative energy,  medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the fourth quarter and full-year periods of fiscal year 2013, the periods ended March 31, 2013.

Strategic Update

•	In June of 2013, the Company developed and began implementing a plan to accelerate its return to profitability. Specifically, the plan includes:

m	A reduction in force of 25 employees or approximately 14% of the total workforce
m	Administrative cost reductions of approximately $1.5 million annually, which should begin to be reflected in the second quarter and full impact seen in the third quarter
m	Operational process changes to improve production throughput, quality and controls, solidifying the foundation that will support profitable growth in the future
m	Realignment of the organization to focus its activities primarily on Ranor
m	Securing long-term financing that aligns with the Company’s business
m	Modifying executive compensation to align with long-term shareholder interests, including profitability

“Since taking over as executive chairman on May 13, 2013, I have worked with the Board of Directors and the management team in an effort to stabilize the business with the goal of returning to profitability in fiscal 2014,” commented Leonard Anthony, Chairman of the Board of Directors and Principal Executive Officer. “As a result, we are taking specific steps to more appropriately align our expenses with our current revenue levels through the targeted reduction of $2 to $2.5 million in annualized expenses on a run-rate basis. In the intermediate term, we are refocusing the Company primarily on the activities at Ranor, pursuing production projects that can contribute to our near-term revenues, particularly significant opportunities in the Naval/maritime, nuclear, and precision industrial, segments. We are putting in place a structure that provides accountability for results in each area. We expect this effort will bolster the strong pipeline of medical, nuclear and defense-related business we have in place, and this should accelerate our growth in 2014 and beyond. Simultaneously, we are focused on expanding margins, with an expectation of progressively improving gross margin levels to a targeted 30% over the balance of fiscal 2014.”

Fourth Fiscal Quarter 2013 Summary: Three Months Ended March 31

•	Net sales increased 64% to $9.9 million compared to $6.1 million in the year-ago quarter.
m	As expected, the fourth quarter benefitted from $2.2 million in revenue related to large-scale PolySi chambers for which production was extended into the fourth quarter.
•	TechPrecision’s backlog at the end of fiscal 2013 was $16.4 million, compared with a $22.4 million backlog at March 31, 2012. The Company’s backlog as of July 31, 2013 was $19.2 million.
•
Gross profit was $1.6 million, or 16% gross profit margin, compared to gross profit of $1,883, or 0.03% gross profit margin, in the year-ago quarter. Contract losses of $1.5 million incurred during the fourth quarter of fiscal 2012 on U.S. production impacted the gross margin for the period.

•
Tax expense was $0.7 million in the fourth quarter compared to a tax benefit of $1.6 million in the same period one year ago. Tax expense for fiscal 2013 is the result of a full valuation allowance recorded during the fourth quarter on net tax assets.

•	The net loss was $(1.1) million for the fourth quarter compared to a net loss of ($1.3) million in the prior year fourth quarter.

Fiscal Year 2013 Summary: 12 Months Ended March 31

•	For the year ended March 31, 2013, net revenue decreased 2% to $32.5 million compared to $33.3 million in the same period last year.
•	Gross profit margin was 20% for the year compared to 15% gross profit margin in the prior fiscal year.
•	Loss from operations was $(1.6) million for the year compared to an operating loss of ($3.4) million in the prior year.
•
Tax expense was $0.5 million for fiscal 2013 compared to a tax benefit of $1.5 million in the prior year. Tax expense for fiscal 2013 is the result of a full valuation allowance recorded during the fourth quarter on net tax assets.

•	Net loss was $(2.4) million for the year compared to a net loss of ($2.1) million in the prior year.

Balance Sheet Summary

At March 31, 2013, TechPrecision had working capital of $3.1 million as compared with working capital of $10.2 million at March 31, 2012. As of March 31, 2013, the Company had $3.1 million in cash and cash equivalents compared to $2.8 million at March 31, 2012.

Mr. Anthony stated, “As of our fiscal year end, we were not in compliance with certain financial covenants contained within our debt agreements.  As of August 16, 2013, we had yet to reach agreement with our Bank relative to a modification of those covenants.  As these events of default were unresolved at the time we filed the Form 10K and the Bank had the right to accelerate the debt upon 60 days written notice, we reclassified all of our debt from long term to short term as of our fiscal year end.  In light of this situation and prior debt covenant issues, we have initiated the process of seeking to replace or otherwise refinance our debt arrangements.  While we are in the early stages of that process, we believe that based on the collateral available, the reduction of $0.8 million of net debt outstanding achieved during fiscal 2013, the additional $0.5 million of revolver debt paid down during July 2013, and our outlook for a return to profitability, based principally upon cost reductions, we will be successful in securing new debt arrangements.”

Outlook

As disclosed within the Company’s 12b-25 filing on August 15, 2013, the Company expects to report a net loss of approximately $0.8 million for the quarter ended June 30, 2013.  The net loss is based on revenues of approximately $7.0 million as of June 30, 2013.  The Company expects to file its Form 10Q for the quarter ended June 30, 2013 as soon as practicable and will host another investor call at that time.

Mr. Anthony stated, “While the challenge resulting from our need to overcome the market downturn on a major solar product line is not yet behind us, we believe that our improved cost structure and our enhanced Ranor operations, supported by our experienced and dedicated workforce, will position us to capitalize on the significant market opportunities that are ahead.”

Teleconference Information

The Company will hold a conference call at 2 p.m. Eastern (U.S.) time on Monday, August 19, 2013. To participate in the live conference call, please dial 1-877-941-2068 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-480-629-9712. When prompted by the operator, mention Conference Passcode 4635649.

A replay will be available for one week starting on Monday, August 19, 2013, at 5 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 or 1-858-384-5517. When prompted, enter Conference Passcode 4635649.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://public.viavid.com/index.php?id=105751.

About TechPrecision Corporation
TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Tables Follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited
	Three Months ended March, 31		Years ended March 31,
	2013	2012	2013	2012
Net sales	$9,954,751	$6,079,159	$32,472,919	$33,266,778
Cost of sales	8,324,088	6,077,276	25,914,345	28,182,584
Gross profit	1,630,663	1,883	6,558,574	5,084,194

Selling, general and administrative	1,942,575	2,837,049	8,160,984	8,447,794
Loss from operations	(311,912)	(2,835,166)	(1,602,410)	(3,363,600)

Other income (expense)	(3,001)	2,455	(29,586)	18,818
Interest expense	(90,396)	(52,808)	(309,799)	(267,577)
Interest income	(2,146)	5,313	2,189	20,035
Total other expense	(95,543)	(45,050)	(337,196)	(228,724)

Loss before income taxes	(407,455)	(2,880,216)	(1,939,606)	(3,592,324)
Income tax expense (benefit)	707,706	(1,612,089)	472,331	(1,469,218)
Net loss	$(1,115,161)	$(1,268,127)	$(2,411,937)	$(2,123,106)
Net loss per share (basic)	$(0.06)	$(0.07)	$(0.13)	$(0.13)
Net loss per share (diluted)	$(0.06)	$(0.07)	$(0.13)	$(0.13)
Weighted average number of shares outstanding (basic)	19,148,224	17,845,861	19,004,897	16,738,213
Weighted average number of shares outstanding (diluted)	19,148,224	17,845,861	19,004,897	16,738,213

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31, 2013	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$3,075,376	$2,823,485
Accounts receivable, less allowance for doubtful accounts of $25,010 in 2013 and 2012	4,330,637	4,901,791
Costs incurred on uncompleted contracts, in excess of progress billings	4,298,293	3,910,026
Inventories- raw materials	354,516	373,544
Income taxes receivable	374,030	1,751,169
Current deferred taxes	255,765	1,020,208
Other current assets	1,578,484	1,486,954
Total current assets	14,267,101	16,267,177
Property, plant and equipment, net	7,300,248	7,395,445
Noncurrent deferred taxes	--	118,005
Other noncurrent assets, net	--	270,630
Total assets	$21,567,349	$24,051,257
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,537,060	$1,361,611
Accrued expenses	1,874,924	2,424,695
Accrued taxes payable	232,624	159,987
Deferred revenues	253,813	799,413
Short-term debt	500,000	--
Current maturity of long-term debt	5,784,479	1,358,933
Total current liabilities	11,182,900	6,104,639
Long-term debt, including capital leases	31,108	5,776,294
Non-current deferred taxes	255,765	--
Stockholders’ Equity:
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with
5,532,998 and 7,035,982 shares issued and outstanding at March 31, 2013 and 2012,
(liquidation preference of $1,576,904 and $2,005,254 at March 31, 2013 and 2012)	1,310,206	1,637,857
Common stock -par value $.0001 per share, authorized, 90,000,000 shares issued and outstanding, 19,956,871 shares at March 31, 2013 and
17,992,177 at March 31, 2012	1,996	1,799
Additional paid in capital	5,076,552	4,412,075
Accumulated other comprehensive loss	(221,418)	(223,584)
Retained earnings	3,930,240	6,342,177
Total stockholders’ equity	10,097,576	12,170,324
Total liabilities and stockholders’ equity	$21,567,349	$24,051,257

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,411,937)	$(2,123,106)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	846,012	681,434
Stock based compensation expense	337,023	622,245
Deferred income taxes	695,762	(524,173)
Provision for contract losses	270,172	887,458
Changes in operating assets and liabilities:
Accounts receivable	572,786	683,394
Costs incurred on uncompleted contracts, in excess of progress billings	(388,267)	(1,056,174)
Inventories – raw materials	19,985	351,236
Other current assets	(75,540)	(1,043,732)
Taxes receivable	1,824,262	(1,628,720)
Other noncurrent assets	212,700	(171,252)
Accounts payable	1,171,600	237,046
Accrued expenses	(822,450)	(139,844)
Accrued taxes payable	72,638	159,987
Deferred revenues	(545,600)	417,283
Net cash provided by (used in) operating activities	1,779,146	(2,646,918)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(663,185)	(2,682,341)
Net cash used in investing activities	(663,185)	(2,682,341)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercised stock options	--	41,396
Borrowings of short-term debt	500,000	--
Repayment of long-term debt	(1,366,017)	(1,372,637)
Borrowings of long-term debt	--	1,918,676
Net cash (used in) provided by financing activities	(866,017)	587,435
Effect of exchange rate on cash and cash equivalents	1,947	24,309
Net increase (decrease) in cash and cash equivalents	251,891	(4,717,515)
Cash and cash equivalents, beginning of period	2,823,485	7,541,000
Cash and cash equivalents, end of period	$3,075,376	$2,823,485

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